Exhibit 23(a)(ix) under Form N-1A
Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED TOTAL RETURN SERIES, INC.

ARTICLES SUPPLEMENTARY

     FEDERATED TOTAL RETURN SERIES, INC., a Maryland corporation having its principal office in Maryland in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:     The Corporation is authorized to issue 10,000,000,000 shares of common stock, par value $.001 per share, with an aggregate par value of $10,000,000. These Articles Supplementary do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

     SECOND:     The Board of Directors of the Corporation hereby re-classifies 1,000,000,000 unissued shares of Federated Ultrashort Bond Fund Institutional Shares as unissued shares of common stock of Federated Ultrashort Bond Fund Institutional Service Shares.

     THIRD:     Following the aforesaid reclassification of unissued shares, the Corporation will have the following authorized capital:

Federated Mortgage Fund	1,000,000,000
Institutional Shares

Federated Mortgage Fund	1,000,000,000
Institutional Service Shares

Federated Ultrashort Bond Fund	2,000,000,000
Institutional Service Shares

Federated Total Return Bond Fund	1,000,000,000
Institutional Shares

Federated Total Return Bond Fund	1,000,000,000
Institutional Service Shares

Federated Limited Duration Fund	1,000,000,000
Institutional Shares

Federated Limited Duration Fund	1,000,000,000
Institutional Service Shares

Unclassified Shares	2,000,000,000

Total Shares	10,000,000,000

     FOURTH:     The shares of common stock reclassified hereby shall be subject to all provisions of the charter relating to stock of the Corporation generally and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article FOURTH, paragraph (b) of the Corporations Articles of Amendment and Restatement and as set forth below:

     a.     Shares having a common Fund name shall be invested in a common investment portfolio and the assets, liabilities, income, expenses, dividends and related liquidation rights belonging to each investment portfolio and allocated among them and among the various classes invested therein shall be as determined by the Board of Directors of the Corporation in accordance with law.

     b.     At such times (which may vary between and among the holders of particular classes of stock invested in a common investment portfolio) as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder, and applicable rules and regulations of the National Association of Securities Dealers, Inc., and reflected in the pertinent registration statement of the Corporation, shares of any particular class of stock invested in any common investment portfolio of the Corporation may be automatically converted into shares of another class of stock invested in the same common investment portfolio of the Corporation based on the relative net asset value of such classes at the time of the conversion, subject, however, to any conditions of the conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

     FIFTH:     The stock has been reclassified by the Board of Directors under the authority contained in the charter of the Corporation.

     SIXTH:     These Articles Supplementary will become effective immediately upon filing with the State Department of Assessments and Taxation of Maryland.

     IN WITNESS WHEREOF, Federated Total Return Series, Inc. has caused these presents to be signed in its name and on its behalf by its Executive Vice President and witnessed by its Assistant Secretary as of October 15, 1998.

     The undersigned, J. Christopher Donahue, Executive Vice President of the Corporation, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be its corporate act and further certifies to the best of his knowledge, information and belief, that the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

WITNESS:	FEDERATED TOTAL RETURN SERIES, INC.

/s/ Anthony R. Bosch	By: /s/ J. Christopher Donahue
Anthony R. Bosch	J. Christopher Donahue
Assistant Secretary	Executive Vice President